Exhibit 4.4
RESTRICTED STOCK NOTICE
COMMUNITY WEST BANCSHARES 2025 OMNIBUS INCENTIVE PLAN

Community West Bancshares, a California corporation (the “Company”), pursuant to its 2025 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an Award of the number of shares of Restricted Stock set forth below (the “Restricted Shares” or the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Notice (this “Grant Notice”) and in the Restricted Stock Agreement (attached hereto) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Restricted Stock Agreement will have the same meaning as in the Plan or the Restricted Stock Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.
Name of Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Shares Subject to the Award:

Vesting Schedule: The Award shall vest upon the [●] anniversary of the Date of Grant, except that vesting shall accelerate in the event of a Change of Control, death or Disability.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Restricted Stock Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Restricted Stock Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the Restricted Shares granted pursuant to the Award specified above and supersede all prior oral and written agreements, promises and representations on that subject, with the exception of (i) Awards previously granted and delivered to the Participant, and (ii) any clawback or other recoupment policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

COMMUNITY WEST BANCSHARES        PARTICIPANT:

By:
Title:                            Date:
Date:

ATTACHMENTS: Restricted Stock Agreement, the Plan, and Plan Prospectus.

Exhibit 4.4
RESTRICTED STOCK AGREEMENT
COMMUNITY WEST BANCSHARES 2025 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Notice (the “Grant Notice”) and this Restricted Stock Agreement (this “Agreement”), Community West Bancshares, a California corporation (the “Company”) has granted you an Award of Restricted Stock under its 2025 Omnibus Incentive Plan (the “Plan”), for the number of Restricted Shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meaning as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award of Restricted Stock (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Grant of the Award. This Award was granted in consideration of your services to the Company or its Affiliate.

2.Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Vesting will cease upon your Termination. Upon your Termination, the Restricted Shares that were not vested on the date of such Termination will be subject to Section 6(c) of the Plan.

3.Number of Shares. The number of Restricted Shares comprising your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Shares, cash or other property that become subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability and time and manner of delivery as applicable to the other Restricted Shares comprising your Award. Notwithstanding the provisions of this Section 3, no fractional shares of Stock or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share of Stock will be rounded down to the nearest whole share of Stock.

4.Securities Law Compliance. The issuance of the shares of Stock upon vesting of Restricted Shares must comply with all applicable laws and regulations governing the Award and the Company’s policies, and you shall not receive such shares of Stock if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.

5.Transfer Restrictions. Prior to the time that the Restricted Shares vest, you may not transfer, pledge, sell or otherwise dispose of this Award. For example, you may not use Restricted Shares as security for a loan.

6.Dividends. Cash dividends and stock dividends, if any, with respect to the Restricted Shares shall be withheld by the Company for your account, and shall be subject to forfeiture to

Exhibit 4.4
the same degree as the Restricted Shares to which such dividends relate. No interest will accrue or be paid on the amount of any cash dividends withheld.

7.Restrictive Legends. Any shares of Stock issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company.

8.Nature of Grant. In accepting the Award, you acknowledge and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of the Restricted Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if the Restricted Shares or other awards have been granted in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)your participation in the Plan is voluntary;

(e)the future value of the shares of Stock underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of your Restricted Shares resulting from your Termination (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Restricted Shares, you agree not to institute any claim against the Company or, if different, the Service Recipient;

(g)for purposes of the Restricted Shares, your employment will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company, your right to vest will terminate as of such date in accordance with Section 2 hereof and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Award (including whether you may still be considered to be providing service while on a leave of absence); and

Exhibit 4.4
(h)the Restricted Shares and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Shares or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting shares of Stock.

9.Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.

10.Section 83(b) Election. You acknowledge and agree that you have been informed that, with respect to the Restricted Shares, you may be permitted to file an election with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on any difference between the purchase price of the Restricted Shares and their fair market value on the date of purchase. Absent such an election, taxable income likely would be measured and recognized by you at the time or times at which the forfeiture restrictions on the Restricted Shares lapse. The Company is not making any representation as to whether you are permitted to file a Section 83(b) election, but if you do file the election, the Company will report consistently with the filing if a copy is timely delivered to the Company. You are strongly encouraged to seek the advice of your own tax consultants in connection with the issuance of the Restricted Shares and the advisability of filing of the election under Section 83(b) of the Code. A form of election under Section 83(b) is attached hereto as Exhibit A for reference. YOU ACKNOWLEDGE THAT IT IS NOT THE COMPANY’S, BUT RATHER YOUR SOLE RESPONSIBILITY TO TIMELY FILE THE ELECTION UNDER SECTION 83(b).

11.Tax Related Items.

(a)You acknowledge and agree that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that neither the Company nor, if different, the Service Recipient (i) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, and the receipt of any dividends and (ii) commits to or is under any obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You will not make any claim against the Company, or any of its Affiliates, or any of their respective officers, directors or employees, related to liabilities for Tax-Related Items arising from your Award or your other compensation. If you are subject to Tax-Related Items in more than one jurisdiction,

Exhibit 4.4
you acknowledge that the Company or, if different, the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)To the extent that Tax-Related Items are payable, you shall make arrangements satisfactory to the Company regarding the payment of any Tax-Related Items in respect of this Award or the Company may mandate the method for satisfying Tax-Related Items. To this end, the Company or any of its Affiliates may, in its sole discretion, satisfy all or any portion of the Tax-Related Items relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or its Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Tax-Related Items may be satisfied with a portion of the shares of Stock to be delivered in connection with your Restricted Shares by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company or its Affiliates in payment of the amount necessary to satisfy the Tax-Related Items; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with an aggregate Fair Market Value (measured as of the date of vesting) approximately equal to the amount of such Tax-Related Items; provided, that, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee. If the obligation for Tax-Related Items is satisfied through withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Restricted Shares, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company or the Service Recipient.

(c)Unless the obligations pertaining to Tax-Related Items are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.

(d)In the event the Company’s or an Affiliate’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s or an Affiliate’s withholding obligations was greater than the amount withheld by the Company or an Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company or an Affiliate to withhold the proper amount.

Exhibit 4.4

12.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.

13.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.

14.Clawback/Recoupment Policy. Your Award is subject to recoupment as set forth in the Plan.

15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.

16.Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or other agreement or employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in Section 20(h) of the Plan (such Section 21(h) of the Plan is incorporated herein by reference and made a part hereof) by

Exhibit 4.4
and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering and managing the Plan and Awards and your participation in the Plan. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to administer or maintain your Award. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company’s human resources representative.

19.Miscellaneous.

(a)The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)The Company reserves the right to impose other requirements on your participation in the Plan, on the Award, and on any Restricted Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

(e)This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business or assets of the Company.

This Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Grant Notice to which it is attached.

Exhibit 4.4
Exhibit A
INSTRUCTIONS FOR FILING SECTION 83(B) ELECTION
Below is a form of election under section 83(b) of the Internal Revenue Code. You should consult your tax advisor to determine whether you wish to make an election under section 83(b). If, after consultation with your tax advisor, you wish to make such an election, you should complete, sign and date the election and then proceed as follows:
1.    Execute three counterparts of your completed election (plus one extra counterpart for each person other than you, if any, who receives property that is the subject of your election), retaining at least one photocopy for your records.
2.    Send one counterpart to the Internal Revenue Service Center with which you will file your federal income tax return for the current year via certified mail, return receipt requested. THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE GRANT DATE WITHIN WHICH TO MAKE THE ELECTION – NO WAIVERS, LATE FILINGS, OR EXTENSIONS ARE PERMITTED.
3.    Deliver one counterpart of the completed election to the Company for its files.
4.    If anyone other than you (e.g., one of your family members) will receive property that is the subject of your election, deliver one counterpart of the completed election to each such person.

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Exhibit 4.4
ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986
The undersigned taxpayer hereby makes an election pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Regulations”), and in connection with this election supplies the following information:
1.    The name, address and taxpayer identification number of the undersigned are:
        Name:
Address:
Social Security Number:

2.    The election is being made with respect to _____ shares of restricted stock (the “Shares”) of Community West Bancshares, a California corporation (the “Company”).
3.    The date on which the Shares were transferred to the undersigned was _____. The taxable year for which this election is being made is calendar year _____.
4.    The property is subject to the following restrictions:
The Shares vest over time, subject to the taxpayer’s continuous relationship as an employee or director with the Company. Upon the termination of the taxpayer’s relationship with the Company, all of the unvested Shares outstanding immediately prior to such termination shall be forfeited by the taxpayer, ownership of all such unvested Shares shall transfer back to the Company and the taxpayer would have no further rights with respect to any of such unvested Shares.

5.    The fair market value of the Shares at the time of transfer (determined without regard to any lapse restriction, as defined in §1.83-3(i) of the Regulations) was $___ per Share, for an aggregate fair market value of $___.
6.    The undersigned paid $___ for the Shares. Therefore, $___ (the difference between the full fair market value of the Shares stated above and the amount paid by the undersigned, if any) is includible in the undersigned’s gross income as compensation for services.
7.    A copy of this election has been furnished to the Company as required by §1.83-2(d) of the Regulations.

Dated: _______________________________	______________________________________ Name:

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